Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:	Lawrence J. LeBon, III,
Chairman, President & Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
	Telephone:	(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR

Metairie, Louisiana – (February 1, 2008) – Louisiana Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Bank’s net income for the quarter ended December 31, 2007 was $990,000, or $.17 per share, an increase of $998,000, from the fourth quarter of 2006. For the year ended December 31, 2007, the Company reported net income of $2.6 million, an increase of $618,000 or 30.6%, from 2006. The increase in net income for the fourth quarter of 2007 compared to the fourth quarter of 2006 was due primarily to an increase in interest income due to an increase in interest earning assets, an increase in non-interest income and a reduction in non-interest expense. The primary reason for the increase in net income, on an annual basis, was the increase in average interest earning assets following the Company’s initial public offering in July 2007. Because the Company’s shares were not outstanding for the entire year, earnings per common share are not presented for the full year ended December 31, 2007 or for periods prior to July 2007.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Holding Company and the Bank, stated: “We are pleased with the fourth quarter results of operation, and look forward to the challenges and opportunities that the New Year will provide.” LeBon continued, “As our focus shifts to 2008, the Company anticipates increased levels of non-interest expense as a result of our operation as a public company, including the Louisiana bank shares tax and increased compensation costs and professional fees. After a successful quarter of loan production, I am guardedly optimistic about the recovery of the New Orleans metropolitan area and the economic growth in the surrounding parishes. During 2008, we are committed to providing the best in products and service to our clientele and acting in the best interest of our stockholders toward long-term growth and profitability.”

Net interest income for the fourth quarter of 2007 was $2.3 million, an increase of $714,000 from the fourth quarter of 2006. For the year ended December 31, 2007, net interest income was $7.9 million, an increase of $936,000 from 2006. Interest income for the three month periods ended December 31, 2007 and 2006 was $3.7 million and $3.0 million, respectively. Interest income on loans increased by $124,000 in the fourth quarter of 2007 compared to the fourth quarter of 2006, which reflects an increase in the average balance of net loans receivable of $5.8 million. In comparison to the fourth quarter of 2006, interest income earned on mortgage backed securities increased by $205,000, and interest income on investment securities increased by $266,000, such increases were due primarily to the investment of the Company’s net offering proceeds during 2007. In the aggregate, the average balance of mortgage backed securities and investment securities increased by $32.1 million in the fourth quarter of 2007 compared to the fourth quarter of 2006.

Interest expense was approximately $1.4 million for both the three month periods ended December 31, 2007 and 2006. However, the average rate paid on interest-bearing liabilities increased to 3.23% during the 2007 period compared to 3.07% in the fourth quarter of 2006. The average balance of interest-bearing liabilities during the fourth quarter of 2007 decreased by $11.9 million or 6.49%, in comparison to the fourth quarter of 2006. For the year ended December 31, 2007, interest expense increased by $222,000 to $5.6 million compared to the year ended December 31, 2006. The average rate paid on interest-bearing liabilities increased by 38 basis points for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increases in the average rates paid on interest-bearing liabilities are attributed to the increased cost of deposits, resulting from increased market rates of interest, and the maturity of certain lower costing FHLB advances. At December 31, 2007 compared to December 31, 2006, deposits declined by 4.46% to $143.6 million. The decline in deposit balances is attributed to the continued withdrawal of Katrina-related insurance proceeds deposited by customers to repair their properties or relocate, and the withdrawal of deposits that were used to purchase stock in our public offering.

The Bank recorded net recoveries on its allowance for loan losses of $133,000 during the fourth quarter of 2007, compared to loan loss provisions of $128,000 for the same quarter of 2006. For the years ended December 31, 2007 and 2006, the Bank recorded net recoveries of $268,000 and $458,000, respectively. The recoveries in both the 2007 and 2006 periods pertain to provisions for loan losses previously made on loans secured by Katrina-damaged properties that were subsequently paid off.

Our non-interest income for the fourth quarter of 2007 was $137,000 compared to $26,000 for the fourth quarter of 2006. Non-interest income for the years ended December 31, 2007 and 2006 was $481,000 and $405,000, respectively. The increase in non-interest income quarter-over-quarter was due to an $11,000 increase in reverse mortgage fee income in 2007, and the fourth quarter 2006 reversal of a $75,000 gain recorded on the involuntary conversion of Katrina-damaged Company property. On an annual basis, the increase in non-interest income is primarily attributed to an increase in reverse mortgage fees of $72,000.

Non-interest expense for the fourth quarter of 2007 and 2006 was $1.3 million and $1.5 million, respectively. Salary and benefit expenses decreased $230,000 during the 2007 period. This decrease was due to the absence of expenses incurred in the fourth quarter of 2006 to establish a supplemental executive retirement plan. On an annual basis, non-interest expense was $4.8 million for both years. Current levels of non-interest expense are expected to increase in 2008 due to anticipated increases in employee benefits and compensation costs upon the implementation or the Company’s proposed stock option plan and management stock recognition plan, as well as employee stock ownership plan expenses for the full period. In addition, the

Company’s non-interest expense will increase next year due to the Louisiana shares tax, which will be first assessed on the Bank in 2008.

Income tax expense for the fourth quarter of 2007 was $327,000 compared to a $20,000 income tax benefit for the fourth quarter of 2006. Income tax expense for the year ended December 31, 2007 amounted to $1.1 million compared to $976,000 for the year ended December 31, 2006. The changes in income tax expense in the 2007 periods compared to the 2006 periods is attributed to the increase and decrease in pre-tax income during the respective period.

During 2007, total assets increased by $51.4 million to $271.1 million. This increase was due primarily to the infusion of $62.1 million in net proceeds from our initial public stock offering. Funding provided through deposits and borrowings declined during the year by $7.5 million, while stockholders equity increased by $60.7 million after adjusting for shares reserved for allocation to participants in the Company’s employee stock ownership plan.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s prospectus, dated May 14, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands)

	At Dec. 31, 2007	At Dec. 31, 2006
	(unaudited)
Selected Financial and Other Data:
Total assets	$270,999	$219,726
Cash and cash equivalents	11,648	3,825
Investment securities:
Held-to-maturity	6,950	3,744
Available-for-sale	40,468	21,676
Mortgage-backed securities:
Held-to-maturity	74,693	57,545
Available-for-sale	32,168	34,015
Loans receivable, net	96,902	89,424
Deposits	143,629	150,335
FHLB advances and other borrowings	34,416	35,242
Shareholders’ equity	89,870	29,198

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
	(unaudited)
Selected Operating Data:
Total interest income	$3,711	$3,019	$13,423	$12,265
Total interest expense	1,387	1,409	5,556	5,334

Net interest income	2,324	1,610	7,867	6,931
Provision (recovery) for loan losses	(133)	128	(268)	(458)

Net interest income after provision (recovery) for loan losses	2,457	1,482	8,135	7,389
Total non-interest income	137	26	481	405
Total non-interest expense	1,277	1,536	4,847	4,795

Income (loss) before income taxes	1,317	(28)	3,769	2,999
Income taxes (benefit)	327	(20)	1,128	976

Net income (loss)	$990	$(8)	$2,641	$2,023

Earning per share:
Basic	$0.17	N/A
Diluted	$0.17	N/A
Weighted average shares outstanding
Basic	5,838,202	N/A
Diluted	5,838,202	N/A

The Company completed its initial public offering in July 2007. Therefore, our shares were not issued or outstanding for the entire year. For this reason, earnings per share have not been reported for the full year ended December 31, 2007 or for any period in 2006.

(Footnotes on next page)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2007	2006	2007	2006
Selected Operating Ratios (1):
Average yield on interest-earning assets	5.67%	5.58%	5.64%	5.42%
Average rate on interest-bearing liabilities	3.23	3.07	3.13	2.75
Average interest rate spread(2)	2.44	2.51	2.51	2.67
Net interest margin(2)	3.55	2.98	3.31	3.06
Average interest-earning assets to average interest-bearing liabilities	152.23	117.63	134.03	116.53
Net interest income after provision for loan losses to non-interest expense	192.40	96.48	167.84	154.10
Total non-interest expense to average assets	1.90	2.76	1.98	2.06
Efficiency ratio(3)	51.89	93.89	58.06	65.36
Return on average assets	1.48	(0.01)	1.08	0.87
Return on average equity	4.44	(0.11)	4.47	7.16
Average equity to average assets	33.27	13.16	24.16	12.12

Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable(5)	0.52%	0.21%	0.52%	0.21%
Non-performing assets as a percent of total assets(5)	0.19	0.08	0.19	0.08
Allowance for loan losses as a percent of non-performing loans	398.21	1245.65	398.21	1245.65
Allowance for loan losses as a percent of total loans	2.01	2.49	2.01	2.49
Net charge-offs (recoveries) to average loans receivable	—	—	—	—

Capital Ratios (4):
Tier 1 leverage ratio	23.52%	13.51%	23.52%	13.51%
Tier 1 risk-based capital ratio	57.72	32.80	57.72	32.80
Total risk-based capital ratio	58.97	34.06	58.97	34.06

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

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